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                                                                    EXHIBIT 99.1




Contact:   Marshall I. Kass
           Chairman of the Board
           (310) 914-0300


                              FOR IMMEDIATE RELEASE

        Los Angeles, California, November 16, 2004 -- Certron Corporation ("CRTN") announced today that it has entered into an Agreement and Plan of Merger with Cybrdi, Inc., a privately-held corporation, relating to the acquisition by Certron of all of the outstanding capital stock of Cybrdi, Inc. in exchange for shares of common stock of Certron that would aggregate approximately 93.8% of the Certron common shares outstanding after the transaction.

        Primarily through an 80% owned Chinese joint venture company, Cybrdi, Inc. manufactures both human and animal tissue micro-arrays for a wide variety of scientific uses, such as drug discovery and development. Cybrdi's U.S. office is located in Gaithersburg, Maryland and the main office of its Chinese joint venture is located in Shaanxi, China, a suburb of Shanghai.

        The consummation of the transaction is subject to, among other things, approval by the shareholders of Certron and approval by the shareholders of Cybrdi.

        The foregoing statements are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ include the failure to consummate the transaction and Certron not being able to find another buyer for Certron.